Exhibit 99.1

Contact:

ImmunoCellular Therapeutics, Ltd.
Investor Relations
Jane Green
415.348.0010 direct

415.652.4819 mobile

jane@jmgcomm.com

ImmunoCellular Therapeutics Provides Update

on 2014 Corporate Strategies and Milestones

Los Angeles, CA - January 13, 2014 - ImmunoCellular Therapeutics, Ltd. ("ImmunoCellular") (NYSE MKT: IMUC) today provided an update on the Company's anticipated 2014 corporate strategies and milestones.

"2013 was an eventful year for ImmunoCellular Therapeutics," said Andrew Gengos, ImmunoCellular's Chief Executive Officer. "It was a year of progress, and some challenges - quite typical for a development-stage biotechnology company that is breaking new ground with a novel technology to treat cancer. As we enter 2014, we are focused on advancing our pipeline of cancer vaccines, and on creating and delivering value to all our stakeholders. We are committed to making the best data-driven decisions we can about how we move forward and invest our resources. We are confident that our clinical programs have meaningful therapeutic and commercial potential, and intend to ensure that our strategies are driven by appropriate medical and scientific rationales. We are also confident that we have more than enough resources to achieve our near-term goals and that we will continue our progress in building a leading cancer immunotherapy company and transforming the treatment of cancer."

ICT-107 Phase II Program

ImmunoCellular is committed to objectively assessing ICT-107's therapeutic value. The Company believes that ICT-107 has the potential to offer a meaningful difference for patients, and anticipates that the additional information to be gathered as analysis of the data from the phase II trial continues will reinforce that view.

The next steps for ICT-107 include the following:

  Continue to monitor overall survival (OS) for patients in the phase II trial. The Company thinks that the progression-free survival (PFS) result could portend improvement in the OS result over the next two to three quarters, as it continues to collect and incorporate more survival data.
  Analyze immunological data relating to the patients and the vaccine, to inform the phase III design and potential patient selection. The Company plans to focus on three important categories of data:
    Antigen expression in patient tumor samples, to determine if there is a correlation between the expression of certain antigens in patients' tumors and OS and PFS. The Company expects these data to be available in the second quarter of 2014.
    Dendritic cell characterization data, focusing on two indicators of dendritic cell activation that are statistically predictive of OS in the treated patients. This information is being analyzed now and may inform manufacturing assay development as well as phase III trial design.
    Analysis of patient samples for vaccine-induced T-cell activation, to enable determination of a potential relationship between vaccine responders and OS. These results are expected to become available in the second quarter of 2014.
  ImmunoCellular will submit an abstract for the 50th Anniversary Annual ASCO meeting taking place May 30-June 3, 2014. If the abstract is accepted, the Company will report on more mature OS results and findings from the immunological analysis.
  ImmunoCellular plans to meet with FDA for an end-of-phase II discussion of the ICT-107 trial results and future trial design. The Company anticipates this meeting can take place late in the second quarter or in the third quarter of 2014.
  In the second quarter, ImmunoCellular expects to have a decision from the European Medicines Agency (EMA) on granting ICT-107 orphan designation in the EU (orphan designation has already been granted in the US), and plans for its first in-person discussion with the EMA regarding ICT-107 clinical data also in the second quarter.

ICT-121 and ICT-140 Programs

While advancing ICT-107 is ImmunoCellular's major focus in 2014, The Company also anticipates progress in its ICT-121 program in patients with recurrent GBM, being conducted at Cedars-Sinai Medical Center in Los Angeles, and in its ICT-140 program in patients with ovarian cancer.

  ImmunoCellular anticipates completing enrollment of the investigator-sponsored ICT-121 phase I trial by the end of the 2014. A recent publication in Stem Cells Translational Medicine by the Cedars-Sinai and ImmunoCellular team supported the use of our CD-133 specific epitope vaccine for the treatment of GBM and other cancers.
  ImmunoCellular expects the ICT-140 phase II trial in ovarian cancer patients to begin enrolling in the third quarter of 2014. The timing to begin that trial is directly tied to the Company's decision to implement fourth-generation process improvements in its dendritic cell vaccine manufacturing platform. These platform improvements are designed to enable the Company to manufacture all of its DC vaccines at or near commercial quality going forward.

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics, Ltd. is a Los Angeles area-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. ImmunoCellular has concluded a phase II trial of its lead product candidate, ICT-107, a dendritic cell-based vaccine targeting multiple tumor-associated antigens for glioblastoma. ImmunoCellular's pipeline also includes ICT-121, a dendritic cell vaccine targeting CD133, and ICT-140, a dendritic cell vaccine targeting ovarian cancer antigens and cancer stem cells. To learn more about ImmunoCellular, please visit www.imuc.com.

Forward-Looking Statements for ImmunoCellular Therapeutics

This press release contains certain forward-looking statements that are subject to a number of risks and uncertainties, including the risk that ICT-107 can be further successfully developed or commercialized, the outcome and timing of our immunological data, the outcome of our end-of-phase II meeting with the FDA, EMA grant of orphan designation for ICT-107, our ability to show that PFS and OS outcomes are related with respect to ICT-107 in a manner that justifies further development and our ability to continue to our ICT-121 and ICT-104 programs successfully and in a timely manner. Additional risks and uncertainties are described in IMUC's most recently filed quarterly report on Form 10-Q and annual report on Form 10-K. Except as permitted by law, IMUC undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.